PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FOURTH QUARTER 2011 RESULTS

DALLAS, TEXAS …March 2, 2012 … CompX International Inc. (NYSE Amex: CIX) announced today sales of $33.1 million for the fourth quarter of 2011 compared to $32.3 million in the same period of 2010.  Operating income was $2.1 million for the period compared to $1.5 million in the same quarter in 2010.  Fourth quarter 2011 operating income increased primarily due to the increase in sales and lower litigation and facility consolidation expenses in 2011 partially offset by a less favorable product sales mix and higher raw material costs in 2011 compared to 2010.  Net income for the fourth quarter of 2011 was $1.0 million, or $0.08 per diluted share, compared to $625,000 or $0.05 per diluted share, in the fourth quarter of 2010.

Net sales for the year ended December 31, 2011, were $138.8 million compared to $135.3 million in the previous year.  Operating income was $15.5 million for the year ended December 31, 2011 compared to $9.3 million for the year ended December 31, 2010.  Net income was $7.7 million, or $0.62 per diluted share, for the year ended December 31, 2011 compared to $3.1 million, or $0.25 per diluted share, in 2010.

Net income for the year ended December 31, 2011 was impacted by:
•	a $7.5 million first quarter litigation settlement gain ($3.4 million, or $0.27 per diluted share, net of income taxes);
•	facility consolidation expenses of $2.0 million ($909,000, or $0.07 per diluted share, net of income taxes) mostly in the first half of the year; and
•	the third quarter write-down on assets held for sale of $1.1 million ($738,000, or $0.06 per diluted share, net of income taxes) primarily related to the facility consolidation activity.

Net income for the year ended December 31, 2010 was impacted by:
•	litigation expenses of $2.4 million ($1.1 million, or $0.09 per diluted share, net of income taxes) mostly in the first half of the year;
•	the third quarter write-down on assets held for sale of $500,000 ($305,000, or $0.02 per diluted share, net of income taxes); and
•	a $1.9 million ($0.15 per diluted share) income tax charge in the first quarter resulting from a change in the Company’s expectation relating to the repatriation of certain non-U.S. earnings.

For the year ended December 31, 2011 our operating income increased primarily due to the net effects of:
•	The positive impact of the litigation settlement gain recorded in the first quarter;
•	The positive impact of lower litigation expense;
•	The positive impact of the higher sales from an increase in customer order rates, primarily in Security Products;
•	The negative impact of relocation costs, production inefficiencies and a write-down on assets held for sale related to the consolidation of our precision slides facilities;
•	The negative impact on margins caused by higher raw material costs; and
•	The negative impact of relative changes in foreign currency exchange rates.

“2011 was a very active year for us as we grew sales, completed the acquisition of a small healthcare related component business, completed a facility consolidation within our Furniture Components segment and favorably resolved significant patent related litigation,” commented David A. Bowers, President & CEO.  “The various activities in 2011 outside of our normal operations make it a challenge to compare current year results to the prior year, but we are confident that the completion of each of these items has positioned us to further grow operating income in the future.  We also strengthened our balance sheet during the year by reducing debt by $21 million.”

CompX is a leading manufacturer of security products, furniture components and performance marine components.  It operates from six locations in the U.S., Canada and Taiwan and employs approximately 800 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2011	2010	2011
	(Unaudited)

Net sales	$32.3	$33.1	$135.3	$138.8
Cost of goods sold	24.0	25.0	99.3	103.6
Gross profit	8.3	8.1	36.0	35.2
Selling, general and administrative expense	6.3	6.0	23.6	23.9
Litigation (settlement) expense, net	0.3	-	2.4	(7.3)
Assets held for sale write-downs	-	-	0.5	1.1
Facility consolidation costs	0.2	-	0.2	2.0
Operating income	1.5	2.1	9.3	15.5
Interest expense	(0.2)	(0.2)	(0.9)	(0.8)
Other non-operating income, net	0.1	-	0.4	0.4
Income before income taxes	1.4	1.9	8.8	15.1
Provision for income taxes	0.8	0.9	5.7	7.4
Net income	$0.6	$1.0	$3.1	$7.7

Net income per diluted common share	$0.05	$0.08	$0.25	$0.62

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2010	2011
Assets

Current assets:
Cash and equivalents	$13.9	$10.1
Accounts receivable, net	14.6	14.2
Inventories, net	18.4	19.6
Promissory note receivable	15.0	-
Deferred income taxes and other	3.5	3.5
Total current assets	65.4	47.4

Intangibles	32.3	36.3
Net property and equipment	59.9	51.1
Assets held for sale	2.4	6.6
Other assets	0.1	0.1

Total assets	$160.1	$141.5

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of long term debt	$1.0	$1.0
Accounts payable and accrued liabilities	16.2	16.3
Interest payable to affiliate	0.9	-
Income taxes	2.0	1.5
Total current liabilities	20.1	18.8

Long-term debt	44.2	23.2
Deferred income taxes	11.9	14.1
Other noncurrent liabilities	-	0.7
Stockholders’ equity	83.9	84.7

Total liabilities and stockholders’ equity	$160.1	$141.5